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                       MIDAS FRANCHISE AND TRADEMARK AGREEMENT

THIS AGREEMENT is made as of _____________________ by and between Midas International Corporation, a Delaware corporation (hereafter referred to as "Midas"), and _______________________________________ (hereafter referred to as
"Franchisee").

                                      RECITALS:

     Midas and Franchisee mutually acknowledge as follows:

     Midas is engaged in the business of operating, and of licensing the operation by others, of automotive specialty shops known as "Midas Shops", which engage in the sale and installation of those products listed in Schedule A attached hereto, and in the performance of those services listed in said Schedule A. Midas makes available and furnishes to its franchisees genuine Midas products which are offered, sold, and installed by said shops, certain of which products carry a unique and valuable guarantee to the consumer public.

     All of said Midas Shops are operated in connection with and through the use of various trademarks, tradenames, and service marks consisting of or containing the words "Midas", "Midas Shops", and certain related words, letters, and symbols, (all of which are hereafter collectively referred to as the "Proprietary Marks"), and in connection with certain designs of signs and buildings, logos, and copyrighted materials, (all of which are hereafter collectively referred to as the Midas "indicia"). The Proprietary Marks include, but are not limited to, those registered in the United States Patent Office as Nos. 620,322, 641,711, 651,747, 655,353, 657,036, 674,939, 678,396, 681,974,
700,490, 716,626, 716,627, 722,195, 726,350, 733,724, 736,168, 749,922, 753,876,
757,630, 798,254, 803,611, 803,612, 803,613, 803,614, 855,053, 855,054, 858,213,
864,048, 864,049, 864,889, 867,496, 864.889, 886,623, 886,624, 888,471, 892,784,
902,166, 1,238,734, 1,247,295, 1,244,801, and 1,258,822. In addition, other applications for registration are presently pending and/or may be applied for in the future.

     Midas has also developed a unique and successful system for the establishment and operation of said shops, (hereinafter referred to as the "Midas System"), which includes site selection, shop construction and layout, equipment selection and installation, purchasing and inventory control methods, accounting methods, merchandising, advertising, sales, and promotional techniques, installation techniques, personnel training, and other matters relating to the efficient and successful operation of said shops and the maintenance of high standards of quality.

     Midas has expended large sums of money over a period of many years in developing and improving the Midas System, and in advertising, promoting, and publicizing the Midas Proprietary Marks and indicia, as well as the various unique Midas guarantees, all of which have become well and favorably known to the public throughout the United States and Canada, and Midas has acquired a valuable goodwill therein. The public has come to associate said Proprietary Marks and indicia exclusively with the products and services offered, sold, installed, and rendered by authorized Midas Shops.

     In order to assist authorized Midas franchisees to get started in business and to achieve maximum results, Midas makes available to all franchisees both initial and continuing information, experience, advice, guidance, and know-how with respect to shop management, operation, financing, and promotion.


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     Franchisee desires to establish and operate a Midas Muffler Shop at the location hereafter designated, to use in connection therewith the Midas Proprietary Marks and indicia and the Midas System, to have the right to sell and install therein genuine Midas products and to issue and honor the Midas guarantees in connection therewith, and to derive the benefits of Midas' information, experience, advice, guidance, know-how, and customer goodwill.

     Franchisee acknowledges that it is essential to the maintenance of the high standards which the public has come to expect of authorized Midas Shops, to the preservation of the integrity of the Midas Proprietary Marks, indicia, and goodwill, and to the value of the Midas guarantees, that each franchisee adhere to certain uniform standards, procedures and policies hereafter described.

     In consideration of the foregoing recitals, of the mutual covenants hereafter set forth, and of other good and valuable considerations, Midas and Franchisee agree as follows:

                                     ARTICLE ONE

                             GRANT, TERM AND INITIAL FEE

     1.1 GRANT OF LICENSE. Midas hereby grants to Franchisee, and Franchisee hereby accepts from Midas, the right, franchise and license, for the term and upon the terms and conditions hereafter set forth:

           (a) To establish and operate a Midas Muffler Shop at the following location only _______________________________________________.

           (b) To use, in connection with the operation of said shop, the Midas Proprietary Marks and indicia, and the Midas System;

           (c) To purchase from Midas and to resell from said shop those genuine Midas products listed in Schedule A attached hereto, and to sell and install said genuine Midas products in or from Franchisee's shop;

           (d) To perform in Franchisee's shop those genuine Midas services listed in Schedule A attached hereto; and

           (e) To issue and honor the various Midas guarantees in connection with such of said products and services as may be subject to guarantee from time to time.

      1.2 NON-EXCLUSIVITY. The right, franchise, and license granted herein shall be non-exclusive. Midas shall at all times have the right either to establish and operate itself, or to license any other party or parties to establish and operate, a Midas Muffler Shop or Shops at any other location or locations whatever.

      1.3 TERM. The term of this Agreement and of the right, franchise, and license herein granted shall commence on ___________________ and shall end on ___________________ unless sooner terminated in accordance with the terms hereof.

      1.4 INITIAL FRANCHISE FEE. Franchisee has paid to Midas, or will concurrently with the execution of this Agreement pay to Midas, the sum of twenty thousand dollars ($20,000.00) as an initial fee for the right, franchise and license hereby granted. Said fee shall be deemed fully earned by Midas upon the execution and delivery of this Agreement by Midas, subject only to the provisions of the next sentence, and is in addition to the periodic royalty payable pursuant to Section 4 1 below, to any and all amounts paid or to be paid by Franchisee to Midas Realty Corporation (a wholly-owned subsidiary of Midas International Corporation) for its services in relation to the location and development of the shop, and to any and all other amounts, whether for merchandise, or for any other reason, which may be owed to Midas from time to time. In the event this


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Agreement is terminated by either party or in any manner in accordance with the terms hereof effective on any date within one year from the date of this Agreement, said initial fee shall be refunded to the Franchisee to the extent of sixteen thousand dollars ($16,000.00) only, without interest. Except as expressly stated in the immediately preceding sentence, said initial fee of twenty thousand dollars ($20,000.00) shall not be refunded, in whole or in part, upon termination of this Agreement nor at any other time or under any other circumstances whatever.

                                ARTICLE TWO

                        PROPRIETARY MARKS, INDICIA,
                        AND CONFIDENTIAL INFORMATION

      2.1 VALIDITY AND USE OF PROPRIETARY MARKS. Franchisee hereby acknowledges the validity of the Proprietary Marks, and acknowledges that the same are the sole property of Midas. Franchisee shall use the Proprietary Marks only for so long as the right, franchise, and license granted herein remains in force, and only in connection with the sale and installation of genuine Midas products and the rendition of genuine authorized Midas services, in the manner and for the purposes specified in this Agreement. Franchisee shall not, either during or after the term of this Agreement, do anything, or aid or assist any other party to do anything, which would infringe upon, harm, or contest the rights of Midas in any of the Proprietary Marks or in any other mark or name which incorporates the word "Midas." Franchisee shall not use any mark or name other than as herein licensed in connection with the sale of any genuine Midas products or services, and shall not place any name or mark, other than the names or marks originally appearing thereon, on any products, packages, or other materials which Franchisee obtains from Midas.

      2.2 DESIGNATION OF SHOP AND FIRM NAME. Franchisee shall operate, advertise, and promote his shop under the designation "Midas Shops, "without the addition of any prefix or suffix, or under such other name or names as Midas may from time to time designate, and under no other name or designation whatever. However, Franchisee shall not use the name "Midas Shops," any other name containing the word "Midas," or any other Proprietary Mark in or as part of the firm or corporate name of Franchisee. Franchisee shall, upon the demand of Midas at any time, promptly discontinue the use of any such name or word (or any confusingly similar name or word) in its firm or corporate name, and shall promptly take such steps as may be necessary or appropriate in the opinion of Midas to eliminate any such name or word from Franchisee's firm or corporate name.

      2.3 VALIDITY AND USE OF MIDAS INDICIA. Franchisee acknowledges that the Midas indicia are the exclusive property of Midas. Franchisee shall not, either during or after the term of this Agreement, utilize any of the Midas indicia, or any indicia confusingly similar thereto, except in accordance with the terms of this Agreement. Franchisee agrees that any further rights that may develop in any Proprietary Marks or in any of the Midas indicia in the future as trade names, trademarks, or service marks shall inure and accrue to the benefit of Midas.

      2.4 CONFIDENTIAL NATURE OF MIDAS SYSTEM. Franchisee hereby acknowledges that Midas is the sole owner of all proprietary rights in and to the Midas System and each and every part thereof and all material and information now or hereafter revealed to Franchisee under this Agreement relating to the System. Franchisee further acknowledges that the Midas System, in its entirety, constitutes trade secrets of Midas which are revealed to Franchisee in confidence, solely for the purpose of enabling Franchisee to establish and operate the shop herein licensed in accordance with the terms of this Agreement. Such trade secrets include, but are not limited to, product catalogues, price lists, training manuals, policy manuals, sales promotion aids, business forms, accounting procedures, marketing reports, informational bulletins, and inventory systems. Franchisee agrees that both during and after the term of this Agreement,
(a) he will not reveal any of such trade secrets to any other person, firm, or entity, and (b), he will not use any of such trade secrets in connection with any business or venture in which he has a direct or indirect interest, whether as proprietor, partner, joint venture,


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shareholder, officer, director, or in any other capacity whatever, other than in connection with the operation of the shop herein licensed.

      Franchisee acknowledges that the products, methods of doing business, and other elements of the Midas System are unique and distinctive and have been developed by Midas at great effort, time and expense; that Franchisee has regular and continuing access to valuable and confidential information, training, and trade secrets regarding the Midas System; that as a result of the foregoing, it would be impossible for Franchisee to engage in a similar business without making use of or revealing Midas, confidential information, procedures, and trade secrets; and that Franchisee has an obligation to promote sales under the Midas System. Franchisee accordingly agrees that during the term of this Agreement, including any renewals or extensions thereof, Franchisee shall not, without the prior written consent of Midas, directly or indirectly, individually or as a member of any business organization, engage or have an interest, as an employee, owner, investor, partner (inactive or otherwise) or agent, or as a stockholder, director or officer of a corporation, or otherwise, in any business whose activities include the sale at wholesale or the sale or installation at retail of exhaust system components, shock absorbers, or and other product or service nationally offered by Midas Shops and which conducts such activities--

           (a)    within 15 miles of the Midas Muffler Shop licensed herein,

           (b)    within 15 miles of any other then-existing Midas Muffler
      Shop, or

           (c)    at any other location.

     In the event that Franchisee is a corporation, the foregoing restrictions shall apply to each shareholder owning 25% or more of the capital stock thereof, and in the event that Franchisee is more than one person, the foregoing restrictions shall apply to them jointly and severally; provided that the foregoing restrictions shall not apply to investment in the shares or stock of a public company which at the time of investment is listed on a recognized Stock Exchange so long as such shares or stock are listed.

     The restrictions contained in this Section 2.4 shall be severable in accordance with the provisions of Section 10.7 of this Agreement.

     2.5 GOODWILL. Franchisee acknowledges that all goodwill which may arise from Franchisee's use of the Proprietary Marks, the Midas indicia, or the Midas System, is and shall at all times remain the sole and exclusive property of Midas and shall inure to the sole benefit of Midas. Nothing contained in the preceding sentence shall be construed to prohibit Franchisee from receiving for a sale of his business made in compliance with the provisions of Article Seven a price which includes payment for any goodwill belonging to Franchisee.

     2.6 UNAUTHORIZED USE. Franchisee shall promptly report to Midas any unauthorized use of the Proprietary Marks or Midas indicia that comes to his attention in any manner whatsoever. If requested by Midas, Franchisee will cooperate with Midas in precluding unauthorized use of the Proprietary Marks and Midas indicia, or any confusingly similar mark or indicia, but at the sole expense of Midas.

                                    ARTICLE THREE

                           CONTINUING OBLIGATIONS OF MIDAS

     3.1 SERVICES TO BE RENDERED BY MIDAS. In addition to any assistance which Midas may have heretofore rendered to Franchisee relating to site selection, shop construction and layout, and equipment selection and installation, Midas agrees that it will perform the following continuing services for the benefit of Franchisee:


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           (a)    If Franchisee's shop has not yet opened, Midas will instruct
     Franchisee, prior to the opening of Franchisee's shop, in all aspects of the Midas System by providing a training program which shall be attended by Franchisee and such of his management and supervisory personnel as Midas may reasonably designate. From time to time after the opening of Franchisee's shop, Midas may, at its option, provide a training program or programs to Franchisee and such of his employees as Midas may reasonably designate, and Franchisee agrees to attend and to cause all such designated employees to attend such training program or programs. All expenses of travel, lodging, meals, and other living expenses, incurred by Franchisee and/or such employees in attending such initial or subsequent program or programs shall be borne and paid by Franchisee.

           (b) Midas agrees to make available to Franchisee from time to time all improvements and additions to the Midas System, to the same extent and in the same manner as they are made available to Midas franchisees generally.

           (c) Midas agrees to counsel with and to assist Franchisee on a continuing basis with respect to the management and operation of Franchisee's shop, and will make available to Franchisee the benefits of Midas' information, experience, advice, guidance, and know-how in connection therewith.

           (d) Midas agrees that it will purchase and place from time to time advertising promoting the products and services sold by Franchisees. Subject to the provisions hereafter set forth, all decisions from time to time regarding whether to utilize national/ regional, or local advertising, or some combination thereof, and regarding selection of the particular media and advertising content, shall be within the sole discretion of Midas and such agencies or others as it may appoint. Midas agrees that it will expend for media costs, commissions and fees, production costs, and other costs of such advertising, with respect to all Midas franchisees, an amount not less than one-half of the royalties actually received by Midas from all Midas franchisees. Such amounts, as so computed, shall be expended for advertising which is published, broadcast, displayed, or otherwise disseminated either during the calendar year within which such royalties are received by Midas, or during the immediately succeeding calendar year. Nothing herein shall be deemed to prohibit Franchisee from engaging in any advertising or promotion of his shop or business, in addition to the advertising paid for by Midas, provided such advertising or promotion shall be at the sole cost of Franchisee and without deduction or credit against royalties or other amounts owed by Franchisee to Midas, and shall be subject to the provisions of Section 6.8.

           (e) On or before May 1st of each year, Midas shall provide Franchisee with its certificate, signed by an officer of Midas, stating with respect to the preceding calendar year, (1) the amount of royalties actually received, and (2) the amount expended for advertising pursuant to this Section 3.1. Midas shall also provide Franchisee with details of the amounts expended for media costs, commission and fees, and production costs relating to the advertising.

           In the event Midas expends for such advertising an amount in excess of one-half of royalties actually received in any calendar year, then such excess may be applied by Midas in satisfying the expenditure requirement during the succeeding calendar year.

     3.2 SALES OF PRODUCTS BY MIDAS. (a) Midas agrees to sell to Franchisee, during the term of this Agreement and subject to the terms hereafter set forth, such quantities of those genuine Midas products referred to in Schedule A attached hereto as Franchisee may order from time to time, provided however, that Midas may at any time and from time to time, in its sole discretion, discontinue the sale to all its franchisees of any product or products, if, in the opinion of Midas, the continued sale of such product or products becomes unfeasible, unprofitable, or otherwise undesirable, and upon such discontinuation the license herein granted with respect to such product or products shall terminate unless Midas has provided for alternative sources of supply meeting its standards and specifications and expressly elects to continue such license subject to such standards and specifications.


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           (b)    The prices, delivery terms, terms of payment, and other terms relating to the sale of such products by Midas shall be as prescribed by Midas from time to time, and shall be subject to change by Midas without prior notice at any time.

           (c) Upon the giving by Franchisee of notice of termination of this Agreement pursuant to Section 8.1, or upon the giving by Midas of notice of termination pursuant to Section 8.2 (subject to the provisions of paragraph (e) of such Section 8.2), or upon the termination of this Agreement pursuant to Section 8.3, Midas shall not be obligated to fill or ship any orders for merchandise theretofore or at any time thereafter received from Franchisee.

           (d) Midas shall in no event be liable to Franchisee for unavailability of or delay in shipment or receipt of merchandise due to temporary product shortages or unavailabilities, order backlogs, production difficulties, delays in or unavailability of transportation, fire, strikes, work stoppages, or other causes beyond the reasonable control of Midas.

                                     ARTICLE FOUR

                                      ROYALTIES

     4.1 PAYMENT OF ROYALTY. Franchisee agrees to pay to Midas, within ten days after the close of each calendar month during the term of this Agreement, a royalty in an amount equal to ten percent ( 10%) of Franchisee's Net Revenue for said preceding month. For purposes of this Section 4.1, Net Revenue is defined as the total gross revenue derived by Franchisee from the operation of his shop, whether from sales for cash or credit, and irrespective of the collection thereof, including sales of both merchandise and services, and including installation charges for installation of automobile mufflers or any other products which may be permitted pursuant to the terms of the Midas guarantees on such mufflers and other products, but exclusive of all sales taxes, use taxes, gross receipts taxes, and other similar taxes added to the sales price and collected from the customer, and less any bona fide refunds, rebates, and discounts. Royalties received by Midas pursuant to this Section 4.1 shall not be deemed trust funds nor shall Midas be required to segregate such funds in any way, but they shall be deemed general funds of Midas for all purposes.

     4.2 REPORTS AND RECORDS. (a) Franchisee shall submit to Midas, with and at the time each monthly payment of royalty is required pursuant to Section 4.1 above, a true, correct and complete statement of Net Revenue (as defined in Section 4.1) on forms provided by Midas, containing all information called for by such forms and certified to by Franchisee.

           (b) If the term of this Agreement commences or ends on a day other than the first or last day of a calendar month, respectively, the royalty for such month shall be based upon Net Revenue for the portion of the month commencing or ending with the date of commencement or termination of the term of this Agreement, as the case may be.

           (c) Within sixty days after the close of Franchisee's fiscal year, Franchisee shall furnish a statement, on forms provided by Midas, containing all the information requested on such forms, certified to by Franchisee and signed by Franchisee's accountant, showing the total Net Revenue for said preceding fiscal year, as finally adjusted and reconciled after the closing and review of Franchisee's books and records for such fiscal year. If such statement disclosed any underpayment of royalties for such fiscal year, Franchisee shall pay to Midas, at the time of submitting such statement, the amount of any such underpayment. Any overpayment shall be credited to Franchisee's account.

           (d) Franchisee shall maintain his books and records in such manner as to clearly and accurately reflect Net Revenue as defined in
     Section 4.1. All such books and records shall also be maintained in accordance with the minimum standards as prescribed from time to time by Midas, and shall be preserved for a period of not less than five years after the close of Franchisee's fiscal year to which they relate and


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     shall be open at all reasonable times to inspection and verification by
     Midas or any of its representatives. Midas shall be entitled at any time to have Franchisee's books and records (including federal, state and local tax returns) examined or audited at Midas' expense, and Franchisee shall cooperate fully with the party or parties making such examination or audit on behalf of Midas. Franchisee shall promptly pay to Midas, or Midas shall credit to Franchisee's account, as the case may be, any underpayment or overpayment of royalties disclosed by such examination or audit. If any examination or audit is necessitated by Franchisee's failure to submit statements of Net Revenue or to maintain books and records as required by this Section 4.2, or in the event that the Net Revenues reported by Franchisee for any period of twelve consecutive months are more than five percent (5%) below the actual Net Revenues of Franchisee for such period as determined by any such examination or audit, then Franchisee shall immediately pay to Midas the cost of such examination or audit (including reasonable compensation for any time necessarily expended by Midas' own employees and reimbursement for expenses necessarily incurred by them), as well as any additional amount of royalties shown to be due. Such payments shall be without prejudice to any right of Midas to terminate this Agreement on account of such defaults by Franchisee, in accordance with the terms of Section 8.2 below.

           (e) Any amount properly owing from Franchisee to Midas for royalties, if not paid when due, whether such amount has been shown on any report required to be submitted by Franchisee or has subsequently been determined by verification, examination, or audit to have been due for any month, shall bear interest at the rate per annum of three percentage points above the prime lending rate of The First National Bank of Chicago in effect on the first day of each month for the period during which any such amount is outstanding, beginning ten ( 10) days after the date such amount was or would have been due until paid, except that if the amount is not paid within thirty (30) days after the due date, it shall bear the said interest from the due date.

                                     ARTICLE FIVE

                              WARRANTIES AND GUARANTEES

     5.1 EXCLUSION OF WARRANTIES AND GUARANTEES. There are no warranties or guarantees, expressed or implied, made by Midas either to Franchisee or to any of his customers, with respect to any products purchased by Franchisee from or through Midas, except as expressly set forth in Sections 5.2 and 5.3 below. Franchisee shall make no warranties or guarantees to his customers with respect to any such product or with respect to any services licensed hereunder except as expressly set forth in said Sections 5.2 and 5.3. Midas shall not be liable to Franchisee or to any of his customers, on account of any alleged warranty, express or implied, except to the extent and in the manner set forth in Sections
5.2 and 5.3.

     5.2 WARRANTY AGAINST FACTORY DEFECTS. All products purchased by Franchisee from Midas, including those covered by specific guarantees as set forth in Section 5.3, are warranted by Midas to the ultimate consumer for 90 days from the date of such consumer's purchase against defects in materials and workmanship. If a product disclosing any such defect is returned to Franchisee within that time, whether the product was installed by Franchisee or any other Midas franchisee, Franchisee shall replace the product by installation of another genuine Midas product of like grade and quality and which is proper for the application as specified in the Midas parts catalogue or product bulletins issued pursuant thereto, and shall make no charge whatever to the customer either for the product or for installation thereof. Upon compliance with policies and procedures then in force governing the return of such defective products, Franchisee shall be entitled to credit in an amount equal to the then current price at which such product is being offered by Midas to Franchisee, plus the cost of shipping such product back to Midas or its supplier if and as directed by Midas, but exclusive of any other freight or any other applicable charges.

     5.3 MIDAS GUARANTEES. Certain products purchased by Franchisee from Midas are and may from time to time be guaranteed by Midas to the ultimate consumer in accordance with the terms of a printed "Guarantee",


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furnished by Midas. With respect to those products as to which Midas from time to time furnishes such a printed Guarantee, it is agreed by Midas and Franchisee as follows:

           (a) Franchisee will deliver to each and every customer who purchases such a product (except such classes of customers as Midas may from time to time expressly exclude from the operation of such Guarantee) the printed Midas Guarantee applicable thereto, and will not issue, deliver, or otherwise furnish any other warranty or guarantee whatsoever in connection therewith.

           (b) Franchisee will not deliver or otherwise furnish any such printed Midas Guarantee in connection with any product other than the genuine Midas product to which such Guarantee is made applicable by Midas.

           (c) Franchisee will honor each such printed Midas Guarantee presented to Franchisee by the holder thereof, in accordance with the respective terms thereof and in accordance with policies and procedures promulgated by Midas from time to time, irrespective of whether such Guarantee was furnished by Franchisee or by any other Midas franchisee. Franchisee will replace the part so guaranteed only with another genuine Midas part of like grade and quality, and which is proper for the application as specified in the Midas parts catalogue or product bulletins issued pursuant thereto, and shall deliver to the customer a like Guarantee in connection with such replacement part.

           (d) Franchisee will make no charge to the customer for honoring any such printed Guarantee, except to the extent permitted by the express terms of the Guarantee. Where such terms permit the making of an installation charge, such charge shall not exceed an amount which is reasonable for the labor involved in installing the part so installed pursuant to the Guarantee.

           (e) Franchisee will comply with all reasonable policies and procedures promulgated from time to time by Midas relating to such Guarantees, including but not limited to the delivery and validation thereof, the honoring thereof, and the presentation thereof to Midas for credit.

           (f) Upon presentation to Midas of proper evidence of having duly honored any such printed Guarantee and upon having complied with all applicable policies and procedures then in force with respect to requests for credit thereunder, Franchisee shall be entitled to full or partial credit from Midas, if any, in such amounts and in such manner as may be prescribed from time to time by Midas, subject to the provisions of paragraph (g) below.

           (g) Midas may from time to time furnish such printed Guarantees with respect to additional categories of products, or may discontinue or modify said Guarantees or the policies of reimbursement to its franchisees therefor, with respect to any category or categories of products now or hereafter covered, without any liability to Franchisee, provided however, that notwithstanding any such discontinuance or modification by Midas, Franchisee shall honor, in accordance with the terms thereof, all Guarantees delivered to customers prior to the date of such discontinuance or modification, and Franchisee shall remain entitled, with respect to all such previously delivered Guarantees, to credit from Midas in the same amounts as were available at the time of delivery of such Guarantees.

     5.4 NO SET-OFF. Franchisee agrees not to set off against any amounts due to Midas any claims for credit pursuant to warranties or Guarantees honored by Franchisee, except to the extent that such credits have been granted by the issuance of a written credit memorandum to Franchisee prior to the dates such amounts are due to Midas. If, after such payment is made by Franchisee, Franchisee shall receive any such written credit memorandum, Midas agrees to credit the same against the next future payments owing from Franchisee, or to pay Franchisee the amount thereof if Franchisee is not then indebted to Midas and has no orders pending.

     5.5 MISREPRESENTATION AND DISCLOSURE. Franchisee shall make no untrue or misleading representations to customers or potential customers, whether written or oral, concerning the warranties or

Guarantees described in Sections 5.2 and 5.3 above, and shall make all affirmative disclosures which may at any time be required by Midas or by law in order to properly advise customers with respect to such warranties and Guarantees and to avoid possible deception or confusion in connection therewith.

     5.6 IMPROPER WORK AND UNAUTHORIZED GUARANTEES. In the event any Midas franchisee replaces or does corrective work with respect to a product sold or installed by Franchisee, whether or not pursuant to any warranty or Guarantee, and such replacement or corrective work is the result of an improper, incorrect, faulty, or defective installation by Franchisee, or any such Guarantee was issued in violation of the provisions of Section 5.3 or of the policies and procedures applicable thereto, Franchisee shall promptly pay to Midas for reimbursement to the shop making such replacement or doing such corrective work the total cost to the shop of all parts and the total labor cost involved, or if Franchisee is the shop making such replacement or doing such corrective work, then Franchisee shall receive no credit from Midas with respect thereto. Subject to the right of reimbursement as provided in the preceding sentence, Franchisee shall honor all Midas warranties and Guarantees presented by customers, irrespective of whether Franchisee or any other Midas franchisee made an improper, incorrect, faulty, or defective installation or issued such a Guarantee in violation of the provisions of Section 5.3 or of the policies and procedures applicable thereto. Nothing contained in this Section 5.6 shall authorize a violation of such provisions, policies, or procedures, or shall impair any remedy given Midas elsewhere in this Agreement for such violation.

     5.7 POST-TERMINATION OBLIGATIONS. Midas agrees that every warranty or Guarantee properly issued to Franchisee's customers during the term of this Agreement will be honored by Midas or by an authorized Midas franchisee. Upon termination of this Agreement under any circumstances, Franchisee shall not honor any further warranties or Guarantees and shall not be entitled to credit with respect to any such further warranties or Guarantees honored by Franchisee in violation of the provisions of this Section 5.7. Franchisee shall thereafter refer all requests for honoring of such warranties and Guarantees to Midas or to such other Midas franchisee or franchisees as Midas may from time to time designate.

                                     ARTICLE SIX

                       AGREEMENTS OF FRANCHISEE WITH RESPECT TO
                                  OPERATION OF SHOP

     6.1 GENERAL. Franchisee will keep his shop open to the public during all normal business days and hours throughout the year during the term of this Agreement, and will at all times operate the shop diligently so as to maximize the revenues and profits therefrom.

     6.2 PROMOTION OF MIDAS PRODUCTS AND SERVICES. FRANCHISEE will at all times actively promote the sale of Midas products and services and will use his best efforts to cultivate, develop, and expand the market therefor. Franchisee shall not sell any product or perform any service not listed on Schedule A to this Agreement without the prior written consent of Midas.

     6.3 MAINTENANCE OF INVENTORY. Franchisee acknowledges that a large public demand has been created and exists for genuine Midas products of all types, and that members of the public have come to expect that they will be able to obtain such products at an authorized Midas Muffler Shop. Accordingly, Franchisee agrees that he will at all times during the term of this Agreement maintain an inventory of those genuine Midas products listed in Schedule A attached hereto which is adequate both in terms of range of items covered and in terms of quantities of the respective items, to fulfill the public demand in Franchisee's market for such genuine Midas products and to promptly satisfy customers seeking such genuine Midas products at Franchisee's shop, including customers' requests for replacement under the terms of the Midas Guarantees.

     6.4 MANAGERIAL RESPONSIBILITY. (a) Subject to the provisions of paragraphs (b) and (c) of this Section 6.4, it is agreed that at all times during the term of this Agreement,_________________________________________.

           (i) shall devote his full time and effort to the active management and operation of Franchisee's shop, (ii) shall, irrespective of any delegation of authority not inconsistent with clause (i), reserve and exercise ultimate authority and responsibility with respect to the management and operation of Franchisee's shop, and (iii) shall represent and act on behalf of Franchisee in all dealings with Midas. If two or more individuals are named in this paragraph (a), each of them shall fulfill the requirements of clause (i), and both or all of them shall jointly fulfill the requirements of clauses (ii) and (iii).

           (b) If Franchisee operates or hereafter commences to operate under license from Midas, one or more additional Midas Shops, and if the individual or individuals named in paragraph (a) of this Section 6.4 is or are also named in the corresponding provision of such other agreement or agreements, then such provisions shall be deemed to apply to all such shops in the aggregate.

           (c) In the event of the resignation, disability, or death of such individual or individuals, the provisions of Article Seven shall govern, provided however that if two or more individuals are named in paragraph
     (a) of this Section 6.4, then upon the resignation, disability, or death of one or more but less than all of such individuals, the provisions of Article Seven shall not govern and the provisions of this Section 6.4 shall apply to the remaining or surviving individual or individuals.

     6.5 SHOP DESIGN AND APPEARANCE. Franchisee acknowledges that the design and appearance of both the exterior and interior of his shop building are part of the Midas indicia, subject to modification of such indicia from time to time by Midas, and that it is essential to the integrity of said indicia that as great a degree of uniformity as possible be maintained among the various shop premises of Midas franchisees. Accordingly, Franchisee agrees that:

           (a) He will make no change, addition, or alteration of any kind to the structural elements of the shop building or to the adjacent areas, without the prior written consent of Midas.

           (b) He will at his sole expense maintain interior and exterior painting and decor in such manner and form as may be reasonably prescribed from time to time by Midas.

           (c) He will follow the reasonable instructions of Midas with respect to floor layout and character of interior furnishings.

           (d) He will purchase and display, on and about the interior and exterior of the shop building, such and only such signs, emblems, logos, lettering, and pictorial materials as may be reasonably prescribed by Midas from time to time.

     6.6 SHOP MAINTENANCE. Franchisee will at all times maintain his shop premises in a clean, wholesome, attractive, and safe condition, and will keep the same in good maintenance and repair.

     6.7 STANDARDS OF OPERATION. Franchisee will at all times give prompt, courteous, and efficient service to the public, will perform work competently and in a workmanlike manner; and in all business dealings with members of the public will be governed by the highest standards of honesty, integrity, fair dealing, and ethical conduct. Franchisee will do nothing which would tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation of Midas, Franchisee, or any other Midas franchisee.

     6.8 ADVERTISING MATERIALS. Franchisee will not use, display, publish, broadcast, or in any manner disseminate any advertising or promotional material unless the same has first been approved in writing by Midas. In the event that Midas from time to time furnishes to Franchisee any advertising, promotional or informational materials to be used, displayed, or distributed in or about Franchisee's shop, Franchisee agrees to follow the instructions of Midas in connection therewith.

     6.9 INSURANCE. Franchisee alone shall be responsible for all loss or damage arising out of or relating to the operation of Franchisee's shop or arising out of the acts or omissions of Franchisee or any of his agents, servants, or contractors in connection with the sale of products or rendering of services by Franchisee, and for all claims for damage to property or for injury or death of any persons directly or indirectly resulting therefrom, and Franchisee agrees to indemnify and hold Midas harmless against and from any and all such claims, loss, and damage, including costs and reasonable attorney fees. Franchisee shall obtain and at all times during the term of this Agreement maintain in force and pay the premiums for public liability or garage liability insurance, in either case with completed operations coverage, in companies acceptable to Midas, with $2,000,000 combined single limit per occurrence. Such limits of liability shall be increased, and modified or additional types of coverage shall be obtained at the direction of Midas, as and when changed circumstances reasonably so require. Said policies of insurance shall expressly protect both Franchisee and Midas and shall require the insurer to defend both Franchisee and Midas in any such action. Franchisee shall furnish to Midas a certified copy or certificate with respect to each such policy, evidencing coverage as set forth above, naming Midas as an additional insured, and providing that such policy shall not be canceled, amended, or modified except upon ten days prior written notice to Midas. Maintenance of the insurance required under this Section shall not relieve Franchisee of the obligations of indemnification contained in the first sentence of this Section. If Franchisee fails to procure or maintain in force any insurance as required by this Section
6.9 or to furnish the certified copies or certificates thereof required hereunder, Midas may, in addition to all other remedies it may have, procure such insurance and/or certified copies or certificates, and Franchisee shall promptly reimburse Midas for all premiums and other costs incurred in connection therewith.

     6.10 FINANCIAL INFORMATION. In addition to the reports required of Franchisee pursuant to Sections 4.2 (a) and (c) above, Franchisee shall submit to Midas, within ninety days after the end of each fiscal year of Franchisee, complete financial statements in form prescribed by Midas, including balance sheet, profit and loss statement, and statement of source and disposition of funds. In addition Franchisee shall submit to Midas such other reports and financial information as Midas may from time to time require, including by way of example and not limitation, sales and cost data and analyses, data on jobs performed under the Midas Guarantee, and personal financial statements of any persons having a material financial interest in Franchisee's business. If any report actually submitted willfully and materially understates Net Revenue, then Midas may, in addition to its other rights under this Agreement including termination, require Franchisee to have its annual financial statement audited by a certified public accountant and submitted to Midas, beginning for the fiscal year in which the request is made, and for each subsequent year thereafter until Midas determines that Franchisee's books and records clearly and accurately reflect the business of the Shop.

     6.11 PAYMENT OF BILLS. Franchisee will pay all indebtedness to Midas, as reflected by invoices and customer statements rendered by Midas, in strict accordance with the payment and credit terms applicable thereto from time to time. Any such amount not paid when due, as well as any amount due from Franchisee pursuant to Section 5.6 or Section 6.9, shall bear interest at the rate per annum of three percentage points above the prime lending rate of The First National Bank of Chicago in effect on the first day of each month for the period during which any such amount is outstanding, beginning ten (10) days after the date such amount was or would have been due until paid, except that if the amount is not paid within thirty (30) days after the due date, it shall bear the said interest from the due date. The payment of such interest shall not be deemed to authorize any delay in payment of such invoices, statements or other amounts. Franchisee will further pay when due all bills and other amounts owed to third parties, but Midas shall not by virtue hereof become liable to any such third party.

     6.12 COMPLIANCE WITH LAWS. Franchisee shall comply with all federal, state, county, municipal, or other statutes, laws, ordinances, regulations, rules, or orders of any governmental or quasi-governmental entity, body, agency, commission, board, or official applicable to the Franchisee's shop or business. Nothing herein shall prevent Franchisee from engaging in a bona fide contest of the validity or applicability thereof in any manner permitted by law.

     6.13 INTERFERENCE WITH EMPLOYMENT RELATIONS. During the term of this agreement, and for a period of 12 months thereafter, Franchisee shall not, without the written consent of such person's employer, employ or attempt to employ any person who is at the time employed by Midas or by any other Midas franchisee, and Midas shall not, without the written consent of Franchisee, employ or attempt to employ any person who is at the time employed by Franchisee, nor shall Franchisee or Midas otherwise directly or indirectly induce or attempt to induce any such person to leave his employment as aforesaid.

     6.14 FRANCHISEE NOT AGENT OF MIDAS. This Agreement does not in any way create the relationship of principal and agent between Midas and Franchisee, and in no circumstances shall Franchisee be considered an agent of Midas. Franchisee shall not act or attempt to act, or represent himself, directly, or by implication, as an agent of Midas or in any manner assume or create or attempt to assume or create any obligation on behalf of or in the name of Midas, nor shall Franchisee act or represent himself as an affiliate of any other authorized Midas franchisee.

     6.15 COMPLIANCE WITH POLICIES, REGULATIONS, AND PROCEDURES. Franchisee shall at all times comply with all lawful and reasonable policies, regulations, and procedures promulgated or prescribed from time to time by Midas in connection with Franchisee's shop or business, including but not limited to standards, techniques, and procedures in the installation or servicing of products or the rendering of other services, selection, supervision, and training of personnel, sales, advertising, and promotional techniques, programs, and procedures, maintenance and appearance of shop and shop premises, policies and procedures relating to warranties or guarantees, payment, credit, and accounting, and financial reporting policies and procedures.

     6.16 RIGHT TO INSPECT SHOP. Midas, through its authorized representatives, shall have the right at all reasonable times, to visit Franchisee's shop for the purpose of inspecting the merchandise and equipment on hand, inspecting the nature and quality of goods sold and services rendered, examining and auditing Franchisee's books and records, and observing the manner and method of operating the shop. If any of Franchisee's books, records, or inventory is located outside the shop premises, Midas shall have similar rights with regard to the same.

                                    ARTICLE SEVEN

                                   TRANSFERABILITY

     7.1 GENERAL. Except as set forth in sections 7.2 through 7.10, inclusive, and subject to all the terms and provisions thereof and of Section 7.11, Franchisee shall not make or suffer any assignment of this Agreement or of any rights or interest herein. For all purposes of this Agreement, each of the following shall be deemed to be an assignment of this Agreement:

           (a) Any sale, assignment, transfer, subfranchise, or sublicense by Franchisee of or with respect to this Agreement or any rights or interest herein.

           (b) Any pledge, encumbrance, or grant of any security interest herein by Franchisee.

           (c) Sale at judicial sale or under power of sale, conveyance or retention of collateral in satisfaction of debt, or other procedure to enforce the terms of any pledge, encumbrance, or security interest in this Agreement which results in disposition of Franchisee's interest herein.

           (d) The passing by operation of law to any other party or parties of Franchisee's interest in this Agreement or any part thereof.

           (e) In the event Franchisee is a corporation, partnership, or other form of business association, any act, transaction, or event of a nature described in paragraphs (a), (b), (c), or (d) above which, instead of operating upon his Agreement as such, operates upon or affects any interest in such corporation, partnership, or association and results in any change in the present controlling interest in such corporation, partnership, or association, whether by means of one or a sequence of more than one transaction or event. If Franchisee herein is two or more individuals, Franchisee shall be deemed to be a partnership for all purposes of this Article Seven, irrespective of whether or not such individuals are designated herein as a partnership.

           (f) In the event the person or persons designated in Section 6.4 of this Agreement cease to comply with any one or more of the provisions of that Section, whether by reason of voluntary action or inaction, disability, death, or other cause, subject however, to the proviso of paragraph (c) of Section 6.4.

           Any assignment of this Agreement, other than in accordance with and subject to all the terms and provisions of Sections 7.2 through 7.11 inclusive, shall constitute a breach of this Agreement, shall be subject to the provisions of Section 8.2 (d) (iv), and shall confer no rights or interest whatever under this Agreement upon any other party.

     7.2 TRANSFER TO CONTROLLED CORPORATION. If Franchisee is an individual or a partnership, he or they may at any time assign and transfer this Agreement to a corporation organized and operated for the sole purpose of conducting the business for which Franchisee is franchised and licensed hereunder, subject to the following conditions:

           (a) Franchisee shall be and remain the owner of one hundred percent (100%) of the issued and outstanding capital stock of said corporation, provided that he or they may cause stock possessing not more than forty-nine percent (49%) of the total voting power in said corporation to be issued to his or their wife or wives.

           (b) The person or persons designated in Section 6.4 shall continue to comply with all the requirements of that Section.

           (c) Such assignment and transfer shall be evidenced by a written instrument, in form reasonably satisfactory to Midas, in which said corporation expressly assumes all obligations of Franchisee hereunder, whether accrued at the time of such assignment or arising thereafter, and agrees to be bound by all the terms and provisions of this Agreement to the same extent and in the same manner as Franchisee. A copy of said instrument, executed by both Franchisee and said corporation, shall be promptly delivered to Midas.

           (d) Franchisee shall execute and deliver to Midas its then standard forms of personal guaranty of such corporation's debts to Midas and of subordination agreement. Further, Franchisee shall not be released from but shall remain personally bound and liable to Midas, notwithstanding said assignment and transfer, with respect to all non-monetary obligations of Franchisee under this Agreement then accrued or thereafter arising, and to evidence such obligations shall execute the personal undertaking set forth at the end of this Agreement, following the signatures of Midas and Franchisee.

     7.3 SALE OF BUSINESS. In the event it is proposed to sell the business operated pursuant to this Agreement, whether by sale of assets thereof, by sale of a controlling interest in Franchisee if Franchisee is a corporation, partnership, or other form of business association, or by any other means which directly or indirectly transfers said business or control thereof, there shall first be submitted to Midas a copy of any bona fide written offer made or received, or if none, a statement in writing of all the terms of the proposed sale and the identity of any proposed purchaser. Midas shall have the irrevocable first right and option to purchase the business on the same terms as stated therein, exercisable by notifying Franchisee in writing of its election to do so within 14 days after its receipt of such written offer or statement. If Midas does not so notify Franchisee within said 14-day period, then a sale of the business to a third party may be consummated, but only on all the same terms as are set forth in said written offer or statement and to the same party, if any, identified therein, and subject to all the provisions, conditions, and limitations of Sections 7.1 and 7.4. If such a sale is not consummated with the third party within 120 days after receipt by Midas of such written offer or statement, then the proposed sale shall be deemed withdrawn, and all the provisions of this Section 7.3 shall again become fully applicable, as if no such sale had been proposed. Nothing contained in this Section 7.3 shall abrogate, impair, or limit the application of any of the provisions of
Section 7.1 or 7.4.

     7.4 CONSENT OF MIDAS TO VOLUNTARY ASSIGNMENT. In the event Franchisee desires or proposes to voluntarily sell, assign, or transfer this Agreement to any party other than a corporation described in Section 7.2, or if Franchisee is a corporation, partnership, or other form of business association, then in the event Franchisee and/or the holder or holders of any interest in such corporation, partnership, or association desire or propose to take any action which would constitute or create an assignment of this Agreement within the meaning of Section 7.1, Franchisee or the holders of such interest, as the case may be, shall first notify Midas in writing of such proposed sale, assignment, transfer, or other action, setting forth in detail the nature of the item or interest to be sold, assigned, transferred, or otherwise acted upon, the name and address of the proposed purchaser, assignee, or transferee, or party acquiring any interest, and the consideration, if any, therefor. Subject to prior compliance with the provisions of Section 7.3, Midas shall consent to the proposed transaction provided that each of the following conditions is fulfilled:

           (a) It shall be demonstrated to the reasonable satisfaction of Midas that the proposed purchaser, assignee, transferee, or person otherwise to acquire an interest, is of good moral character, and possesses the business experience and capability, credit standing, health, and financial resources necessary to successfully operate Franchisee's shop in accordance with the terms of this Agreement. If the proposed purchaser, assignee, or transferee is a corporation, partnership, or other business association, the provisions of the preceding sentence shall apply to the individuals who are to own such corporation, partnership, or association. Franchisee shall cooperate with Midas in making available such information as Midas may require to make the above-described determinations.

           (b) The person who is to be substituted in Section 6.4 of this Agreement shall have been approved by Midas and shall have successfully completed the training course then in effect for Midas franchisees. Upon consummation of the transaction, this Agreement shall be deemed amended to insert the name of such person in Section 6.4 hereof.

           (c) Franchisee shall not be in default under any provision of this Agreement, and shall pay in full all amounts owed to Midas at or prior to the closing of the transaction.

           (d) Any sale, assignment or transfer of this Agreement as such to be made by Franchisee shall be evidenced by a written instrument, in form reasonably satisfactory to Midas, in which the purchaser. assignee or transferee expressly assumes all obligations of Franchisee hereunder, whether accrued at the time of such assignment or arising thereafter, and agrees to be bound by all the terms and provisions of this Agreement to the same extent and in the same manner as Franchisee. A copy of said instrument executed by both Franchisee and such purchaser, assignee, or transferee, shall be promptly delivered to Midas. If the purchaser, assignee, or transferee is a corporation, limited partnership, or other entity any of the owners of which enjoy limited liability by law, the individual or individuals who own the controlling interest therein shall execute and deliver to Midas its then standard forms of personal guaranty and subordination agreement, and shall further execute the personal undertaking set forth at the end of this Agreement following the signatures of Midas and Franchisee.

           (e) In the case of any party or parties who are to acquire an interest in Franchisee, the individual or individuals who are to acquire, directly or indirectly, the controlling interest in Franchisee shall have executed and delivered to Midas its then standard forms of personal guaranty and subordination agreement, and shall further execute the personal undertaking set forth at the end of this Agreement following the signatures of Midas and Franchisee.

           (f) Franchisee and each of its stockholders, directors, and officers shall have executed and delivered to Midas a general release of any and all claims and causes of action against Midas, its affiliated corporation, and their respective officers, agents, and employees.

           (g) That Franchisee shall have paid Midas a transfer fee equal to one-half of one percent (0.5%) of the sale price (excluding that part of the price, if any, fairly attributable to the sale of the real estate). If the shop is sold following the refusal of Midas to extend the franchise relationship as provided for in Section 9.6, no transfer fee shall be due Midas.

     7.5 CONSENT OF MIDAS TO PLEDGE. In the event Franchisee desires or proposes to pledge, encumber, or grant any security interest in this Agreement, or, if Franchisee is a corporation, partnership, or other form of business association, then in the event the holder of any interest in such corporation, partnership, or association desires or proposes to pledge, encumber, or grant any security interest therein under circumstances which would constitute or create an assignment of this Agreement within the meaning of Section 7.1, Franchisee or the holder of such interest, as the case may be, shall first notify Midas in writing of such proposed transaction. Midas shall not unreasonably withhold its consent to such transaction, subject, however, to the following conditions:

           (a) Any consent so granted shall not be deemed a consent to such pledgee, encumbrancer, or secured party exercising any rights or prerogatives of Franchisee under this Agreement, nor to its exercise of any rights or prerogatives of a holder of an ownership interest in Franchisee.

           (b) Any consent so granted shall not be deemed a consent to any subsequent disposition described in Section 7.1 (c) or so much of Section
     7.1 (e) as refers to Section 7.1 (c). Any such subsequent disposition shall be deemed an assignment of this Agreement within the meaning of
     Section 7.1, and shall be subject to the provisions of Section 7.6.

           (c) The pledgee, encumbrancer, or secured party shall have executed and delivered to Midas an instrument in writing agreeing to be bound by the provisions of this Article Seven.

     7.6 CONSENT OF MIDAS TO DISPOSITION TO OR BY SECURED PARTY. In the event any party proposes to acquire the interest of Franchisee in this Agreement, if Franchisee is an individual, in a transaction described in Section 7.1 (c), or any such party proposes to acquire the interest of any party or parties having an interest in Franchisee, if Franchisee is a corporation, partnership, or other business association, in a transaction described in Section 7.1 (e) of a type described in Section 7.1 (c), the party proposing to acquire such interest shall notify Midas thereof in writing. Subject to prior compliance with the provisions of Section 7.3, Midas shall consent to the proposed transaction, provided that each of the following conditions is fulfilled:

           (a) It shall be demonstrated to the reasonable satisfaction of Midas that such party is of good moral character, and possesses the business experience and capability, credit standing, health, and financial resources necessary to successfully operate Franchisee's shop in accordance with the terms of this Agreement. If such party is a corporation, partnership, or other business association, other than a corporation whose stock is publicly traded, the provisions of the preceding sentence shall apply to the individuals who own the same.

           (b) The person who is to be substituted in Section 6.4 of this Agreement shall have been approved by Midas and shall have successfully completed the training course then in effect for Midas franchisees. Upon consummation of the transaction, this Agreement shall be deemed amended to insert the name of such person in Section 6.4 thereof.

           (c) There shall be no existing default in any of the obligations of Franchisee under this Agreement, and all amounts owed to Midas shall be paid in full at or prior to the consummation of such transaction.

           (d) Such party shall have submitted to Midas satisfactory evidence that he has acquired and has become entitled to all rights of Franchisee hereunder, or to all rights in Franchisee belonging to the party or parties whose interests have been acquired as the case may be. If the interest of Franchisee hereunder is to be acquired, the party acquiring such interest shall have executed and delivered to Midas a written instrument, in form reasonably satisfactory to Midas, by which he expressly assumes all obligations of Franchisee hereunder, whether then accrued or thereafter arising, and agrees to be bound by all the terms and provisions of this Agreement to the same extent and in the same manner as Franchisee. In addition, if such acquiring party is a corporation other than a corporation whose stock is publicly traded or is a limited partnership or other entity any of whose owners enjoy limited liability by law, the individual or individuals who own the controlling interest therein shall execute and deliver to Midas its then standard forms of personal guaranty and subordination agreement, and shall further execute the personal undertaking set forth at the end of this Agreement, following the signatures of Franchisee and Midas. If an interest in Franchisee is to be acquired, the individual or individuals who are to acquire, directly, or indirectly, the controlling interest in Franchisee shall have executed and delivered to Midas said forms of guaranty and subordination agreement and shall have executed the said personal undertaking set forth at the end of this Agreement.

     7.7 DEATH. In the event of the death of Franchisee, if Franchisee is an individual, or, if Franchisee is a corporation, partnership, or other form of business association, then in the event of the death of any party or parties owning an interest in Franchisee, which death results in an assignment of this Agreement within the meaning of Section 7.1, Midas shall consent to an assignment and transfer of this Agreement to the executor, administrator, or other personal representative of the deceased, and subsequently to the person or persons entitled to distribution from the deceased's estate, (or directly to the latter persons if no probate proceedings are instituted with respect to the estate), provided that each of the following conditions is fulfilled with respect to each such assignment and transfer:

           (a) It shall be demonstrated to the reasonable satisfaction of Midas that such executor, administrator, personal representative, or distributee is of good moral character, and possesses the business experience and capability, credit standing, health, and financial resources necessary to successfully operate Franchisee's shop in accordance with the terms of this Agreement. Such executor, administrator, personal representative, or distributee shall cooperate with Midas in making available such information as Midas may require to make the above-described determinations.

           (b) The person who is to be substituted in Section 6.4 of this Agreement shall have been approved by Midas and shall have successfully completed the training course then in effect for Midas franchisees. Upon such approval and completion, this Agreement shall be deemed amended to insert the name of such person in Section 6.4 thereof.

           (c) There shall not be an existing default in any of the obligations of Franchisee hereunder, and all amounts owed to Midas as of the date of death shall be paid in full.

           (d) Such executor, administrator, personal representative, or distributee shall have submitted to Midas satisfactory evidence that he has succeeded or otherwise become entitled to all rights of Franchisee hereunder, or to all rights of the deceased in Franchisee, as the case may be. If the deceased was the Franchisee, such executor, administrator, personal representative, or distributee shall have executed and delivered to Midas a written instrument, in form satisfactory to Midas, by which he expressly assumes all obligations of Franchisee hereunder, whether accrued at the date of Franchisee's death or arising thereafter, and agrees to be bound by all the terms and provisions of this Agreement to the same extent and in the same manner as Franchisee. If the deceased was the owner of an interest in Franchisee, such executor, administrator, personal representative, or distributee shall execute and deliver to Midas its then standard forms of personal guaranty and subordination agreement (limited, in the case of an executor, administrator, or personal representative to his representative capacity), and shall execute the personal undertaking (similarly limited to such representative capacity) set forth at the end of this Agreement, following the signatures of Midas and Franchisee.

           Any consent by Midas to an assignment and transfer of this Agreement or of any interest in Franchisee to the executor, administrator, or personal representative of the deceased shall not constitute a consent to any subsequent assignment or transfer thereof from such executor, administrator, or personal representative of the estate. Any consent by Midas to such subsequent assignment or transfer shall be subject to fulfillment, with respect to said subsequent assignment or transfer separately and specifically. of all the conditions stated in this Section 7.7.

     7.8 CONSENT TO TRANSFER OF MANAGERIAL RESPONSIBILITY. In the event the person designated in Section 6.4 of this Agreement ceases to comply with any one or more of the provisions thereof, whether by reason of voluntary action or inaction, disability, death, or other cause, (or, if two or more persons are designated in Section 6.4, then in the event all of them cease to comply as aforesaid), other than in connection with a transaction described in Sections 7.4, 7.6, or 7.7, Midas shall consent to the designation by Franchisee of another person or persons to be substituted therein, and Section 6.4 hereof shall be amended accordingly. but only if Midas in its reasonable discretion finds such person or persons acceptable and he or they shall thereafter successfully complete the training course then in effect for Midas franchisees.

     7.9 TIME LIMITATION. In the case of any transaction described in Section 7.2, 7.4, 7.5, 7.6, or 7.7, Midas shall not be required to give its consent to such transaction unless each condition precedent to such consent requiring action by Franchisee or any third party has been fulfilled within 90 days from the date of the event giving rise to the requirements of such consent, provided however, if in any case the person who is to be substituted in Section 6.4 of this Agreement has been unable, within said 90-day period, to complete the required training course solely by reason of such course not having been offered by Midas at an earlier date, and if all other conditions to Midas' consent have been fulfilled within said 90-day period, then Midas shall consent to such transaction conditioned upon successful completion of such training course by such person at the earliest practicable date.

     7.10 EXCLUSION. Nothing contained in this Article Seven shall be deemed to refer to any event referred to in paragraph (b), (c), or (d) of Section 8.3.

     7.11  ARBITRATION. In the event that Midas is requested, pursuant to
Section 7.4, 7.5, 7.6, 7.7, or 7.8, to grant any consent, subject to the conditions set forth in said sections and in Section 7.9, and if Midas fails or refuses to grant such consent, then upon written demand made by Franchisee upon Midas at any time within 10 days after Franchisee's receipt of written refusal by Midas to grant such consent, or if no such written refusal is sent by Midas, then at any time within 10 days after expiration of the period defined in
Section 7.9 within which the conditions to Midas' consent are to be fulfilled or within 10 days after earlier written notice of Franchisee's binding election to waive the balance of such period and to stand upon the circumstances then existing, such dispute shall be submitted to arbitration in accordance with and subject to all the same terms, provisions, and conditions as are set forth in paragraph (e) of Section 8.2 (including all subparagraphs thereof except subparagraphs (vi) and (vii), and except that the time within which such arbitration is to be requested shall be as provided in this Section 7.11, and except further that the issues of fact and law referred to in subparagraph (iii) of said paragraph (e) shall be those the determination of which is necessary to determine whether Midas is required, pursuant to and subject to all the conditions of Section 7.4. 7.5, 7.6, 7.7, or 7.8, and of Section 7.9, to grant such consent. If Franchisee fails to serve proper written demand for arbitration as set forth in this Section 7.11 within the time specified herein, Franchisee shall be barred from seeking any relief, whether by way of arbitration or by way of action or defense in any court, with respect to any matter of issue which was subject to arbitration pursuant to this Section 7.11. If Franchisee makes proper and timely written demand for arbitration pursuant to this Section 7.11, then Midas shall grant the required consent promptly upon termination of the proceedings in favor of Franchisee, either by rendition of final decision or award by the arbitrator or by entry of a final and non-appealable order of any court of competent jurisdiction in which lawful review of such decision or award may be sought by Midas or Franchisee. Midas shall not be liable to Franchisee for any damage alleged to have accrued to Franchisee by reason of the fact that such consent shall have been delayed until termination of the proceedings as aforesaid.

     7.12 ASSIGNABILITY BY MIDAS. This Agreement may be assigned by Midas or by any hereafter referred-to successor, to any corporation which may succeed to the business of Midas or of such successor by sale of assets, merger, or consolidation, and may also be assigned by Midas or by such successor to the shareholder or shareholders thereof in connection with any distribution of the assets of said corporation.

                                    ARTICLE EIGHT

                               DEFAULT AND TERMINATION

     8.1 TERMINATION BY FRANCHISEE. Franchisee may terminate this Agreement at any time, at the will of Franchisee and without cause, by giving to Midas written notice of such termination no less than thirty days prior to the date of termination.

     8.2 TERMINATION BY MIDAS. (a) In the event Franchisee fails to make any payment of money owed to Midas when due, or fails to submit to Midas when due any report required by Section 4.2 or 6.10 hereof, and such default is not totally cured within thirty days after Midas gives written notice of such default to Franchisee, then Midas may terminate this Agreement at any time thereafter by giving written notice of such termination to Franchisee.

          (b) In the event Franchisee fails to perform any obligation imposed upon Franchisee by this Agreement, other than those referred to in paragraph (a) or (d) of this Section 8.2, and such default is not totally cured within thirty day after Midas gives written notice of such default to Franchisee, then Midas may terminate this Agreement at any time thereafter by giving written notice of such termination to Franchisee, provided however, that if the default is of such nature that it is not capable of being totally cured with reasonable diligence by Franchisee within said thirty-day period, then this Agreement shall not be terminated by Midas if Franchisee has commenced, immediately upon receipt of such notice, to exercise reasonable diligence to cure such default, Franchisee continues to be diligently engaged in curing same upon the expiration of said thirty-day period, and the curing thereof is completed as soon thereafter as is reasonably practicable.

          (c) In the event Franchisee has been given written notice of default by Midas three times within any period of twelve consecutive months pursuant to paragraphs (a) and/or (b) above, and in each of such prior instances Franchisee has cured the default within the time permitted, then in the event Franchisee again fails, within said twelve-month period, to perform any obligation referred to in paragraph (a) or ( b), Midas may at any time thereafter terminate this Agreement forthwith, without giving prior notice of such default and without affording Franchisee any period in which to cure such default, by giving written notice of such termination to Franchisee.

          (d) Midas may terminate this Agreement forthwith, by giving written notice to Franchisee, on account of any of the following matters:

          (i) Any willful and material falsification by Franchisee of any report, statement, or other written data furnished to Midas. Any report submitted pursuant to Section 4.2 shall be conclusively deemed to be materially false if it willfully understates Net Revenue.

          (ii) Any willful and repeated deception of customers by Franchisee, relating to the source, nature, or quality of goods sold, or relating to the terms or applicability of any of the Midas Guarantees.

          (iii) Any willful and repeated refusal to honor any of the Midas Guarantees in accordance with the provisions of Article Five, or any willful and repeated issuance of guarantees other than those permitted and authorized by said Article Five.

          (iv) Any attempted or purported assignment of this Agreement (as defined in Section 7.1) not in compliance with Sections 7.2 through 7.11, provided that if Midas does not elect to exercise its right to terminate this Agreement pursuant to this Section 8 (d) (iv), such inaction shall not be deemed to constitute a consent to such assignment nor to confer any rights or interest whatever upon the purported assignee, but this Agreement shall remain binding and in full force and effect as between Midas and Franchisee herein unless and until Midas elects to terminate the same.

          (v) The conviction of, or a plea of guilty or no contest to, any crime for which the maximum penalty includes imprisonment for one year or more.

          Any act or omission described in subparagraph (ii) or (iii) above shall be conclusively deemed to be willful and repeated if it occurs after written notice from Midas to cease and desist therefrom, but nothing in this sentence shall be construed to mean that acts or omissions described in either of said subparagraphs may not be considered to be willful and repeated in the absence of such notice from Midas. Any notice of termination given by Midas pursuant to this paragraph (d) shall be fully effective, and this Agreement shall thereby be terminated, notwithstanding that Franchisee may have ceased engaging in, or may not at the time of such notice be engaged in, any of the acts which give rise to such notice, and notwithstanding that Franchisee may have taken steps to counteract the effects of any such acts.

     (e)

          (i) In the event that Midas gives to Franchisee any notice of default and/or notice of termination pursuant to paragraph (a), (b), (c), or (d) of this Section 8.2, and Franchisee disputes the right of Midas to terminate this Agreement pursuant to said notice or notices, then upon written demand made by Franchisee upon Midas at any time prior to or within ten days after notice of termination, such dispute shall be submitted to arbitration in accordance with the rules and procedures for commercial arbitration of the American Arbitration Association or any successor organization, and in accordance with and subject to all the provisions of the Uniform Arbitration Act as in force in the State of Illinois. The place of arbitration shall be Chicago, Illinois.

          (ii) The procedure for selection of the arbitrator shall be as may be then prescribed by said Association or its successor, provided however, that if said Association or a successor is not in existence or does not provide such a procedure, then Midas and Franchisee shall each select one arbitrator and said arbitrators shall select a third, and in the event of the death, resignation, or disability of any such arbitrator, his successor shall be chosen in the same manner as the arbitrator so succeeded.

          (iii) The arbitrator or arbitrators shall have full power to determine all issues of fact and of law necessary to determine whether Midas has the right to terminate this Agreement pursuant to the notice or notices given, and the determination of the arbitrators thereon shall be final and conclusive upon the parties, subject only to the provisions of said Uniform Arbitration Act. Any such determination of an issue of fact or law made by the arbitrators, however, shall be binding upon the parties only with respect to and in connection with the particular arbitration proceeding and the specific final decision or award of the arbitrators made therein, and shall not be binding upon the parties nor shall it be admissible in any other proceeding or for any other purpose, provided that nothing herein shall prevent any party from enforcing the specific decision or award of the arbitrators by any appropriate and lawful means.

          (iv) The costs of arbitration (not including attorneys fees) shall be taxed and borne as provided in said Uniform Arbitration Act.

          (v) The arbitrators shall not have the power to determine or decide any issue or matter other than those hereinabove expressly set forth, and shall in no event have any right or power to award or assess damages to or against any party.

          (vi) The serving of a proper and timely demand for arbitration shall suspend the running of any period for curing a default or shall suspend the effectiveness of any termination of this Agreement, as the case may be, until the decision or award of the arbitrator is made. If such decision or award is in favor of Midas, such curative period shall immediately resume running or such termination shall immediately take effect, as the case may be, notwithstanding the pendency of any proceedings to modify, set aside, or vacate said decision or award, whether taken or brought before the arbitrators or in any court.

          (vii) If Franchisee fails to serve proper written demand for arbitration as set forth in subparagraph (i) above within the time specified in said subparagraph, Franchisee shall be barred from seeking any relief, whether by way of arbitration or by way of action or defense in any court, with respect to any matter or issue which was subject to arbitration in accordance with this paragraph (e).

          (f) No notice of default or notice of termination purporting to be given pursuant to paragraph (a), (b), (c), or (d) of this Section 8.2 shall be of any force or effect unless signed by a corporate officer of Midas. Regional directors, district managers, and other agents of Midas having authority with respect to a specific geographic area shall in no event be deemed corporate officers for purposes of this paragraph (f).

          (g)   The right of Midas to terminate this Agreement pursuant to this
     Section 8.2, whether or not exercised, shall not be exclusive of any other remedies given Midas by this Agreement or by law on account of any default of Franchisee hereunder.

     8.3 AUTOMATIC TERMINATION. This Agreement shall terminate immediately upon the occurrence of any of the following events, without the necessity of notice of any kind by Midas or Franchisee:

          (a) Any termination of Franchisee's right to possession of the premises designed in Section 1.1 (a), subject however, to the provisions of Section 8.4.

          (b) The adjudication of Franchisee a bankrupt, or the filing of any petition by or against Franchisee, under the Federal Bankruptcy laws or the laws of any State or territory relating to relief of debtors, for reorganization, arrangement, or other similar relief provided therein, unless such petition filed against Franchisee is dismissed within 30 days, or the making by Franchisee of a general assignment for the benefit of creditors.

          (c) The appointment of any receiver, trustee, sequestrator, or similar officer to take charge of Franchisee's business, or any attachment, execution, levy, seizure, or appropriation by any legal process of Franchisee's interest in this Agreement, unless the appointment of such officer is vacated or discharged or the effect of such legal process is otherwise released within thirty days.

          (d) If Franchisee is a corporation, partnership, or other business association, the occurrence of any act of a type described in paragraph
     (b) or (c) above which relates to, involves, or affects the interest of any person owning a controlling interest in Franchisee.

     8.4 RELOCATION OF SHOP IN CERTAIN EVENTS. (a) If Franchisee's right to possession of the premises designated in Section 1.1 (a) is terminated, prior to expiration of the term of this Agreement specified in Section 1.3, without fault or affirmative action on the part of Franchisee, including without limitation,

          (i) expiration of the term of Franchisee's lease or sublease by lapse of time.

          (ii) destruction by casualty or taking by eminent domain of all or part of the premises resulting in termination of such lease or sublease by its terms or by action of a party other than Franchisee, or

          (iii) the taking by eminent domain of all or a material part of the premises if such premises are owned by Franchisee,

          then within 120 days after Franchisee notifies Midas in writing that such event has occurred or will occur on a date certain not more than six months after the date of such notice, Midas shall, subject to the provisions of paragraphs (b), (c), and (d) of this Section 8.4, propose to Franchisee a new location at which Franchisee's shop may be operated for the remainder of the term of this Agreement specified in Section 1.3.

          (b)   The location to be proposed by Midas as provided in paragraph
     (a) of this Section 8.4 shall be within the trading area of the shop theretofore operated by Franchisee, provided however, that if Midas determines that no appropriate location is available within said trading area, then Midas shall propose the next nearest location determined by it to be appropriate and available. The definition of the trading area of Franchisee's shop, the selection of a particular location within such trading area, the determination that an appropriate location is not available within such trading area, and the determination, if necessary, of the next nearest appropriate and available location outside Franchisee's trading area, shall all be within the sole and absolute discretion of Midas, and its decisions thereon shall be final, provided however, that a given location within or without the trading area of the shop theretofore operated by Franchisee shall not be deemed inappropriate or unavailable pursuant to this paragraph (b) solely because of a determination by Midas to establish and operate itself, or to license any party other than Franchisee to establish and operate, a shop at such location, if Midas has not become legally committed with respect thereto.

          (c) The proposal by Midas of a new location at which Franchisee's shop may be operated, as provided in paragraphs (a) and (b) of this
     Section 8.4, shall be given to Franchisee in writing. If such location is to be leased, subleased, or sold by Midas or any affiliated corporation to Franchisee, such proposal shall be accompanied by the form of lease, sublease, or sale contract to be entered into by Franchisee, which shall include such provisions as may be prescribed by Midas relating to the construction or alteration of improvements on the premises. If such location is not leased, subleased, or sold by Midas or any affiliated corporation to Franchisee, such proposal shall be accompanied by a statement of such requirements as may be prescribed by Midas relating to the construction or alteration of improvements on the premises, but Midas shall not require that Franchisee sell, assign, grant, or transfer to Midas or any affiliated entity, upon termination of this Agreement, ownership of or a leasehold interest in such premises. Midas shall not submit to Franchisee any lease or sublease with Midas or any affiliated entity the terms of which extends beyond the term of this Agreement specified in Section 1.3.

          (d) If, within 30 days after receipt of Midas, proposal of such location, Franchisee gives to Midas written notice of acceptance of such proposal, and either enters into such tendered lease, sublease, or sale contract, or if none is tendered, agrees in writing to comply with any and all requirements prescribed by Midas relating to construction or alteration of improvements on the premises, then notwithstanding the provisions of paragraph (a) of Section 8.3, this Agreement shall be reinstated for the remainder of the term specified in Section 1.3 as if it has not been terminated, and paragraph (a) of Section 1.1 shall be deemed amended to refer to such new location. If Franchisee fails to comply with the provisions of this paragraph (d) within said 30-day period, then the termination of this Agreement pursuant to Section 8.3 (a) shall be and remain effective and Franchisee shall have no further rights under or by virtue of this Section 8.4.

     8.5 RELIEF IN EQUITY AGAINST CERTAIN DEFAULTS. Franchisee agrees that neither termination of this Agreement, nor an action at law, nor both, would be an adequate remedy for a breach or default by Franchisee, or by any other persons bound thereby, in the performance of any obligation relating to the Midas Proprietary Marks or indicia, the trade secrets revealed to Franchisee in confidence hereunder, the Midas Guarantees, or the obligations of Franchisee and such others upon and after termination of this Agreement, including, but not limited to, the provisions of Sections 2.1, 2.2, 2.3, 2.4, 2.5, 5.1, 5.2, 5.3, 5.5, 5.6, 5.7, 6.4, 6.5, 6.7, 6.8, 6.13, 6.14,
6.15 (including any policies, regulations and procedures referred to therein), 6.16, 8.7 and 8.8 (c). It is agreed that in the event of any such breach or default, in addition to all other remedies provided elsewhere in this Agreement or by law, Midas shall be entitled to relief in equity (including a temporary restraining order, temporary or preliminary injunction, and permanent mandatory or prohibitory injunction), to restrain the continuation of any such breach or default or to compel compliance with such provisions of this Agreement.

     8.6 LIQUIDATED DAMAGES. Midas, Franchisee, and the other parties bound hereunder, mutually acknowledge that it would be difficult to ascertain the exact amount of damages incurred by Midas in the event of any breach or default described in Section 8.5, and that in addition to all other remedies provided elsewhere in this Agreement or by law, Midas shall be entitled to recover from all such parties jointly and severally, as and for its liquidated damages, the sum of $100.00 for each day's continuance of such breach or default after written notification thereof by Midas to Franchisee, it being agreed that said sum represents a reasonable estimate of the damage which would thereby accrue to Midas, reserving to Midas the right to recover such other or additional damages as may be provided by law.

     8.7 OBLIGATIONS UPON AND AFTER TERMINATION. Upon termination of this Agreement, whether by lapse of time, by termination pursuant to any provision of this Article Eight, by mutual consent of the parties, by operation of law, or in any other manner, Franchisee shall cease to be an authorized Midas franchisee as to any products or services whatever, and Franchisee and all persons directly or indirectly owning any interest in Franchisee or in any way associated with or related to Franchisee shall:

          (a) Promptly cause Franchisee to pay Midas all liquidated or ascertainable sums owing from Franchisee to Midas, without set-off or other diminution on account of unliquidated claims.

          (b) Immediately and permanently discontinue the use of any of the Proprietary Marks, any of the Midas indicia or the Midas System, or any marks, names or indicia which in the opinion of Midas are confusingly similar thereto, or any other materials which may in any way indicate or tend to indicate that Franchisee is or was an authorized Midas franchisee or is or was in any way associated with Midas.

          (c) Immediately and permanently remove, destroy, or obliterate. at Franchisee's expense, all signs containing any of the marks, names, indicia, or other things the use of which is prohibited by paragraph (b) above, and shall also sell to Midas, f.o.b. Franchisee's shop, such of the aforesaid signs as Midas may request, at a price equal to the original installed cost thereof to Franchisee minus a reasonable allowance for depreciation, wear and tear, and obsolescence.

          (d) Promptly destroy or surrender to Midas all stationery, letterheads, forms, printed matter, promotional displays. and advertising containing any of the marks, names, indicia, or other things the use of which is prohibited by paragraph (b) above.

          (e) Immediately and permanently discontinue all advertising placed by Franchisee as an authorized Midas franchisee or which contains or makes reference to any of the marks, names, indicia, or other things the use of which is prohibited by paragraph (b) above, and will cancel all such advertising already placed or contracted for which would otherwise be published, broadcast, displayed, or disseminated after the date of termination hereof.

          (f) Immediately cease using or claiming any right to use any telephone number which Midas, as the subscriber therefor, has allowed Franchisee to use during the term of this Agreement. and pay all bills incurred for the period during which Franchisee used such number or numbers. As to each telephone number for which Franchisee may be the subscriber and which shall have been listed or advertised by Franchisee at any time within the 24-month period prior to termination in any telephone directory or other medium in connection with any of the Proprietary Marks or any similar designation, Franchisee shall immediately transfer and assign any such number to Midas or to such person or firm as Midas may designate, and shall immediately execute such instruments and take such steps as in the opinion of Midas may be necessary or appropriate to transfer and assign each such telephone number, and Franchisee further irrevocably appoints the then acting President of Midas International Corporation or its successor as his duly authorized agent and attorney-in-fact to execute all such instruments and take all such steps to transfer and assign each such telephone number.

          (g) Immediately and permanently discontinue any use of the word "Midas" or any word confusingly similar thereto in Franchisee's firm name, corporate name, or trade name, and take such steps as may be necessary or appropriate in the opinion of Midas to change such names to eliminate therefrom the word "Midas" or any word confusingly similar thereto.

          (h) Sell to Midas, f.o.b. Franchisee's shop, all or such part of inventories of genuine Midas products on hand as of the date of termination as Midas may request in writing prior to or within 30 days after the date of termination (and will surrender all Midas guarantee certificates in Franchisee's possession or control), at the current published prices then being charged by Midas to authorized Midas franchisees operating under agreements in form similar to this Agreement, not including any costs of storage or transportation paid by Franchisee to bring the goods initially to the shop, minus all costs incurred or to be incurred by Midas to restore such goods or packaging thereof to a saleable condition, and minus a reasonable allowance for physical deterioration. obsolescence, or damage to the extent not restored under the preceding clause. Midas shall have the right to set off and apply any amounts due to Franchisee pursuant to this paragraph (h) against any and all other amounts which may be due from Franchisee to Midas.

          (i) Thereafter refrain from doing anything tending to indicate that Franchisee is or was an authorized Midas franchisee, or is or was in any way associated with Midas.

     8.8 GENERAL PROVISIONS REGARDING TERMINATION. (a) Termination of this Agreement under any circumstances shall not abrogate, impair, release, or extinguish any debt, obligation. or liability of Franchisee to Midas which may have accrued hereunder, including without limitation, any such debt, obligation, or liability which was the cause of termination or arose out of such cause.

          (b) All covenants and agreements of Franchisee which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination.

          (c) In the event this Agreement is assigned by Franchisee within the meaning of Section 7.1, and such assignment is consented to by Midas pursuant to the provisions of Sections 7.4, 7.6, or 7.7, this Agreement shall be deemed to have terminated as to the assignor or assignors as of the date of such consent. and such assignor or assignors shall thereupon be bound by all the provisions of Section 8.7 (except paragraph (h) thereof) and this Section 8.8, to the same extent and in the same manner as if this Agreement had been terminated in its entirety as of said date.

          (d) Nothing contained in Section 8.7 shall be deemed to apply to or affect the operation by Franchisee or by any other party bound thereby of a Midas Muffler Shop at any other location pursuant to and in accordance with the provisions of any other valid and outstanding agreement with Midas.

                                     ARTICLE NINE

                         EXTENSION OF FRANCHISE RELATIONSHIP

     9.1 NOTIFICATION REGARDING EXTENSION. On or before the first day of the thirtieth (30th) month prior to the expiration of the term of this Agreement as set forth in Section 1.3, Midas will notify Franchisee in writing


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

whether or not Midas will extend the franchise relationship with Franchisee with respect to the shop, and under what special conditions, if any, such extension will be granted.

     9.2 GROUNDS FOR REFUSAL TO EXTEND OR IMPOSITION OF CONDITIONS. If there is good cause, Midas may refuse to extend the franchise relationship with Franchisee or impose special conditions for such extension. As the basis for refusing to extend. good cause shall mean the failure of Franchisee through act or omission to achieve and maintain those standards of operation reasonably required by Midas to maximize the sale of goods and services or to preserve the goodwill of the Midas indicia and franchise program. By way of illustration, but not limitation, inadequate inventory, chronic late payment of sums due Midas, failure to devote sufficient personal time to the business, poor quality or workmanship performed and or products sold, substandard maintenance of shop premises, unsatisfactory customer relations as evidenced by the number of complaints, and inadequate hours of operation shall constitute good cause for refusing to extend. Special conditions which Midas may impose for extending the franchise relationship are those changes in franchisee's operations which Midas reasonably requires to maximize the sale of goods and services by Franchisee and to preserve the goodwill of the Midas indicia and franchise program, and could include by way of illustration, but not limitation, renovation of shop premises or relocation of the shop. It is agreed and understood that good cause as used herein includes conduct by Franchisee which would not constitute grounds for termination of this Agreement under Article Eight.

     9.3 TERMS OF FRANCHISE DURING EXTENSION PERIOD. The term of the extension of the franchise relationship shall be twenty (20) years, and the franchise fee for such extension shall be one-half of the franchise fee charged new franchisees by Midas at the time of the extension. In all other respects, the form of agreement governing the extension of the franchise relationship shall be the same as that granted to new franchisees at the time of such extension except for special conditions, if any, which are imposed in connection with the extension. Franchisee and each of its stockholders, directors, and officers shall as a condition for the extension of the franchise relationship. execute and deliver to Midas a general release of any and all claims and causes of action against Midas, its affiliated corporations, and their respective officers, agents, and employees.

     9.4 PAYMENT OF FRANCHISE FEES UPON EXTENSION. If Franchisee has only one Midas Muffler Shop franchise the franchise fee charged for the extension of the relationship shall be paid to Midas in two equal installments: one on the date of extension and the second on the same date one year later. If Franchisee has more than one Midas Muffler Shop franchise (including franchises granted to corporations controlled by Franchisee or its principals) for which extensions are to be granted within any 12-month period, then the total of all the franchisee fees must be paid in the same number of equal annual installments as the number of relationships so extended, but not to exceed ten (10) installments, beginning on the date of the first extension and on the same date each year thereafter until fully paid.

     9.5 EXTENSION UNDER SPECIAL CONDITIONS. If Midas notifies Franchisee that it will extend the franchise relationship, but only under special conditions, Midas shall set forth in detail the nature of such conditions and, if applicable, the time within which such conditions shall be met by Franchisee.

     9.6 FRANCHISEE'S RIGHT TO SELL FRANCHISED SHOP. If Midas notifies Franchisee that the franchise relationship will not be extended upon the expiration of the term of this Agreement or that the franchise relationship will be extended only upon compliance with special conditions, Midas shall, in such notice set forth the reasons therefor. Franchisee may thereafter at his option if he is not in default under this Agreement sell his franchised Midas Muffler Shop. Midas shall grant the transferee a new franchise agreement, provided the provisions of Section 7.4 are satisfied and the transferee agrees to perform all of the special conditions, if any, set forth by Midas in its notice to Franchisee. The term of the franchise agreement granted to the transferee shall be twenty (20) years, and the franchise fee shall be one-half of the franchise fee charged new franchisees by Midas at the time of the sale. In all other respects, the form of the franchise agreement shall be the same as that granted to new franchisees at the time of such sale.

     9.7 ARBITRATION. (a) If Franchisee disputes the refusal of Midas to extend the franchise relationship or disputes the imposition of special conditions for extending the franchise relationship, then upon written demand made by Franchisee upon Midas at any time within sixty (60) days after receipt of notice of such refusal or imposition of special conditions, the dispute shall be submitted to arbitration in accordance with Section 9.7 (b) below. The rules and procedures for commercial arbitration of the American Arbitration Association or any successor organization, and all the provisions of the Uniform Arbitration Act as in force in the State of Illinois shall apply to an arbitration under this Article. The place of arbitration shall be in Chicago, Illinois.

          (b) Midas and Franchisee shall each select one arbitrator, (who need not be neutral), and said arbitrators shall select a third arbitrator from a panel submitted by the American Arbitration Association and in accordance with the rules of the Association pertaining thereto. In the event of the death, resignation, or disability of any such arbitrator, his successor shall be chosen in the same manner as the arbitrator so succeeded.

          (c) The arbitrators shall have full power to determine whether Midas has good cause to refuse to extend the franchise relationship or to impose special conditions for extending the franchise relationship pursuant to the notice or notices given. The determination of the arbitrators thereon shall be final and conclusive upon the parties, subject only to the provisions of said Uniform Arbitration Act. Any determination of an issue of fact or law made by the arbitrators, however, shall be binding upon the parties only with respect to and in connection with the particular arbitration proceeding and the specific final decision or award of the arbitrators made therein, and shall not be binding upon the parties nor shall it be admissible in any other proceeding or for any other purpose, provided that nothing herein shall prevent any party from enforcing the specific decision or award of the arbitrators by an appropriate and lawful means.

          (d) The cost of arbitration (not including attorneys fees) shall be taxed and borne as provided in said Uniform Arbitration Act.

          (e) The arbitrators shall not have the power to determine or decide any issue or matter other than those hereinabove expressly set forth, and shall in no event have any right or power to award or assess damages to or against any party.

          (f) If Franchisee fails to serve proper written demand for arbitration as set forth in Section 9.7 (a) within the time specified therein, Franchisee shall be barred from seeking any relief, whether by way of arbitration or by way of action or defense in any court, with respect to any matter or issue which was subject to arbitration under this Article Nine. Even though a dispute is referred to arbitration, and even though the arbitration should result in an award favorable to Midas, Franchisee may sell his franchised Midas Muffler Shop as permitted in
     Section 9.6, provided that the transferee agrees to meet any special conditions imposed by Midas which are sustained by arbitration.

                                     ARTICLE TEN

                               MISCELLANEOUS PROVISIONS

     10.1 GRAMMAR. The masculine of any pronoun shall include the feminine and/or the neuter thereof, and the singular of any noun or pronoun shall include the plural, or vice-versa, wherever the context shall require.

     10.2 FRANCHISEE. Upon any effective assignment of Franchisee's interest in this Agreement pursuant to Article Seven, any and all references herein to "Franchisee" shall, unless the context otherwise requires, mean and refer to such assignee.

     10.3 SECTION HEADINGS. Section headings are for convenience of reference only, and shall not be construed as part of this Agreement, nor shall they limit or define the meaning of any provision herein.

     10.4 COST OF ENFORCEMENT OR DEFENSE. In the event Midas is required to employ legal counsel or to incur other expense to enforce any obligation of Franchisee hereunder, or to defend against any claim, demand, action, or proceeding by reason of Franchisee's failure to perform any obligation imposed upon Franchisee by this agreement, and provided that legal action is filed by or against Midas and such action or the settlement thereof establishes Franchisee's default hereunder, then Midas shall be entitled to recover from Franchisee the amount of all reasonable attorneys fees of such counsel and all other expenses incurred in enforcing such obligation or in defending against such claim, demand, action, or proceeding, whether incurred prior to or in preparation for or contemplation of the filing of such action or thereafter. Nothing contained in this Section 10.4 shall relate to arbitration proceedings pursuant to Section
7.11 or 8.2 (e).

     10.5 REMEDIES CUMULATIVE. All rights and remedies conferred upon Midas by this Agreement and by law shall be cumulative of each other, and neither the exercise nor the failure to exercise any such right or remedy shall preclude the exercise of any other such right or remedy.

     10.6 NON-WAIVER. No failure by Midas to take action on account of any default by Franchisee, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of Franchisee. No express waiver by Midas of any provision or performance hereunder or of any default by Franchisee shall be construed as a waiver of any other or future provision, performance, or default.

     10.7 INVALIDITY. If any provision of this Agreement shall be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to given circumstances, or to be excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Agreement, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions only to the maximum scope and application permitted by law, as the case may be. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this Section 10.7 shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

     10.8 NOTICES. Any notice or demand given or made pursuant to the terms of this Agreement shall be served in the following manner:

          (a) If given to Midas, it shall be sent by United States registered or certified mail, postage fully prepaid, addressed to Midas International Corporation, 225 North Michigan Avenue, Chicago, Illinois, 60601, or at such changed address or addresses as Midas may from time to time designate.

          (b) If given to Franchisee, it shall either be delivered personally to the person (or any one of the persons) designated in Section 6.4, or shall be sent by United States registered or certified mail, postage fully prepaid, addressed to Franchisee at the address of Franchisee's shop as shown in Section 1.1 (a) hereof.

          Any such notice or demand shall be deemed to have been given or made and shall be deemed effective when the same has been received, provided that any demand for arbitration pursuant to Section 7.11 or 8.2 (e) or any notice pursuant to Section 8.4 (d) shall be deemed to have been made or given and shall be deemed effective when mailed in accordance with this
     Section 10.8, provided that the same is received by Midas within five business days after expiration of the period for making or giving such demand or notice.

     10.9 ENTIRE AGREEMENT. This Agreement, together with any written lease or sublease of the shop premises described in Section 1.1 (a) entered into between Franchisee and Midas or any of its subsidiaries or affiliated corporations, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof. There are no representations, undertakings, agreements, terms or conditions not contained or referred to herein or in any such lease or sublease. This Agreement supersedes and extinguishes any prior written agreement between the parties or any of them relating to the shop location described in Section
1.1 (a) hereof, provided that it shall not abrogate, impair, release, or extinguish any debt, obligation or liability of Franchisee to Midas accrued immediately prior to the execution of this Agreement nor cancel any credit owed by Midas to Franchisee at said time, nor shall it abrogate or impair any action heretofore taken by Midas or Franchisee under any "Dealer Application, Receipt, and Agreement, executed by Midas and Franchisee or their predecessors, or any understandings or approvals relating to plans and specifications for the shop building and premises or the equipment and opening inventory to be installed or placed therein. Nothing contained herein shall affect or relate to any agreement between the parties or any of them relating to any shop location other than the one described in Section 1.1 (a) of this Agreement, except as expressly stated in Section 6.4 hereof.

     10.10 BINDING EFFECT. Subject to all the provisions of Article Seven and Section 8.8 (c), this Agreement shall be binding upon and shall inure to the benefit of the parties hereto (including the parties whose signatures follow those of Midas and Franchisee) and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

     10.11 REFERENCE TO MIDAS. Midas International Corporation has succeeded to all rights, interests, property, and assets of its former wholly-owned subsidiary, Midas, Inc., an Illinois corporation, and all references in this Agreement to acts heretofore performed by Midas or to rights developed, acquired, owned, or possessed by Midas shall be deemed to include a reference to all such acts heretofore performed by Midas, Inc. and to all such rights developed, acquired, owned or possessed initially by Midas, Inc.

     10.12 CONTROLLING LAW. This Agreement, including all matters relating to the validity, construction, performance, and enforcement thereof, shall be governed by the laws of the state in which the shop is located.

     10.13 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, and each such counterpart shall be deemed a duplicate original hereof.

     IN WITNESS WHEREOF, Midas and Franchisee have caused this Agreement to be executed and entered into as of the day and year first above written.

MIDAS INTERNATIONAL CORPORATION               FRANCHISEE:

By: __________________________________        _________________________________
     John R. Moore, President

By: __________________________________        _________________________________
     Robert H. Sorensen, Secretary



Each of the undersigned, being directly or indirectly beneficially interested in the business to be conducted by Franchisee pursuant to the foregoing Agreement, and in order to induce Midas to enter into said Agreement and in consideration of its doing so, hereby joins in and agrees to be personally bound by all the terms and provisions of this Agreement, other than those requiring the payment of money by Franchisee, to the same extent and in the same manner as Franchisee is bound. Nothing herein shall be deemed to abrogate or impair any separate instrument of guaranty or subordination which any of the undersigned may have heretofore executed or may contemporaneously herewith or hereafter execute.

                                       ___________________________________

                                       ___________________________________

                                       ___________________________________

                                       ___________________________________



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



                                      SCHEDULE A








PRODUCTS                                 SERVICES

Automobile mufflers and other exhaust    Exhaust system services
system replacement units and parts,
including but not limited to exhaust
pipes, tail pipes, and installation      Front-end and wheel alignment services
hardware

Shock absorbers and MacPherson struts


Brake shoes and other brake system       Brake adjustment and other brake system
replacement parts                        services


Front-end parts                          Other: Only as authorized in writing
                                         (Form #6700-02)

Coil and Leaf Springs


Other: Only as authorized in writing (Form #6700-02)


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